Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Inhibrx Biosciences, Inc., or we, us or our, had one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: our common stock.

Description of Common stock
General
The following description summarizes some of the terms of our common stock. Because it is only a summary, it does not contain all the information that is important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, or the certificate of incorporation, and amended and restated bylaws, or the bylaws, copies of which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our certificate of incorporation and our bylaws for additional information.
As of December 31, 2024, our authorized capital stock consisted of 120,000,000 shares of common stock, $0.0001 par value per share, and 15,000,000 shares of preferred stock, $0.0001 par value per share.
Voting Rights
Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to supermajority votes for some matters, other matters shall be decided by the vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting affirmatively or negatively on such matter.
Dividend Rights
Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any convertible preferred stock then outstanding.
Liquidation Rights
Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding.
Rights and Preferences
Holders of our common stock have no preemptive, subscription, redemption or conversion rights and there are no sinking funds provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of convertible preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable
The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
Nasdaq Global Market Listing
Our common stock is listed and traded on the Nasdaq Global Market under the trading symbol “INBX.”
Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws
Provisions of the Delaware General Corporation Law, or DGCL, and our certificate of incorporation and bylaws could have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies
Our board of directors is divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election. Our certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Our certificate of incorporation provides that any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.
Stockholders Not Entitled to Cumulative Voting
Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Written Consent of Stockholders
Our certificate of incorporation provides that stockholders may not take any action by written consent in lieu of a meeting.
Meetings of Stockholders
Our bylaws provide that only our board of directors, the chairperson of our board of directors or our chief executive officer then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide for advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our bylaws. These provisions may preclude the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
Amendment to Bylaws and Certificate of Incorporation
As required by the DGCL, any amendment of our certificate of incorporation must first be approved by our board of directors and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to directors, stockholder action, special meetings of stockholders, and the amendment of our bylaws in our certificate of incorporation must be approved by the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. Our bylaws may be amended by the affirmative vote of a majority of the directors present at any regular or special meeting at which a quorum is present. Our bylaws may also be amended by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors.
Preferred Stock
Our certificate of incorporation provides for 15,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock.
The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Section 203 of DGCL
We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in any business combination and with any interested stockholder for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation requires, unless we otherwise consent, that the Court of Chancery of the State of Delaware, or the Chancery Court, will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law (subject to the Chancery Court having personal jurisdiction over the indispensable parties named as defendants):
•any derivative action or proceeding brought on our behalf,
•any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or employees, to us or our stockholders,
•any action or proceeding asserting a claim against us or any of our current or former directors, officers or employees arising out of or pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws,
•any action or proceeding to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws,
•any action or proceeding as to which the DGCL confers jurisdiction to the Chancery Court, or
•any action asserting a claim against us or our directors, officers or employees, governed by the internal affairs doctrine.
If the Chancery Court does not have jurisdiction for these actions or proceedings, then the actions or proceedings must be brought in a state court located in the State of Delaware. If these state courts also do not have jurisdiction, these actions or proceedings must be brought in the federal district court for the District of Delaware. These limitations in our certificate of incorporation will not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.
However, our certificate of incorporation also provides that, unless we otherwise consent in writing, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
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